Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Prothena Corporation plc:
We consent to the incorporation by reference in the registration statements (Nos. 333-196572, 333-187726 and 333-211653) on Form S-8 and the registration statements (Nos. 333-196965, 333-193416, 333-197006 and 333‑203258) on Form S-3 of Prothena Corporation plc of our reports dated February 24, 2017 with respect to the consolidated balance sheets of Prothena Corporation plc as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10‑K of Prothena Corporation plc.

/s/ KPMG LLP
San Francisco, California
February 24, 2017